Exhibit 5.1

May10, 2017

Board of Directors
Pope MGP, Inc.
19950 Seventh Avenue NE
Poulsbo, Washington 98370

Pope Resources
19950 Seventh Avenue NE
Poulsbo, Washington 98370

Re: Registration Statement on Form S-3 (SEC File No. 333- )
Ladies and Gentlemen:
This opinion is furnished to Pope MGP, Inc., a Delaware corporation (“MGP”), in its capacity as managing general partner of Pope Resources, a Delaware Limited Partnership (the “Partnership”), for the benefit of the Partnership in connection with the Partnership’s filing of a Registration Statement on Form S-3, File No. 333-____ (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale by the Partnership of up to 225,000 limited partnership units and the associated depositary receipts pursuant to the Pope Resources Distribution Reinvestment Plan (the “Plan”).
We have reviewed, among other things, the Partnership’s certificate of formation and its agreement of limited partnership, as amended, and the certificate of incorporation, bylaws, and shareholders agreement of MGP, each of which has been certified to us as accurate and complete by an officer of MGP and the Partnership we believe to be reliable as to such matters. We have further reviewed the Plan and certain related agreements, and records of corporate and partnership proceedings and other actions taken or proposed to be taken by the Partnership in connection with the purchase and sale of the units to be issued pursuant to the Plan. As to matters of fact, we have examined and relied upon the representations of the Partnership contained in the Registration Statement, and, where we deem appropriate, made such other factual inquiries as we deemed necessary to render this opinion. In rendering our opinion, we have also made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Based upon the foregoing and in reliance thereon, it is our opinion that: (i) the units to be issued pursuant to the Plan, will, when issued in accordance with the terms of thereof, be legally and validly issued; and (ii) purchasers of the units to be issued pursuant to the Plan will have no obligation to make payments to the Partnership or its creditors (other than the purchase price for the securities) or to make contributions to the Partnership or its creditors solely by reason of the purchasers' ownership of such units.
We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership, and the federal securities laws of the United States.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
Davis Wright Tremaine LLP
/s/ Davis Wright Tremaine LLP